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                                    EXHIBIT 5

                                BROOKTROUT, INC.
                           250 FIRST AVENUE, SUITE 300
                          NEEDHAM, MASSACHUSETTS 02494



                                                           December 28, 2001


Brooktrout, Inc.
250 First Avenue, Suite 300
Needham, Massachusetts 02494

         Re:      Registration Statement on Form S-8
                  Relating to 2,100,000 Shares of
                  Common Stock, $.01 par value, of Brooktrout, Inc.
                  -------------------------------------------------

Ladies and Gentlemen:

         I am Corporate Counsel to Brooktrout, Inc., a Massachusetts corporation (the "Company"), and have acted as counsel in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-8 (the "Registration Statement"), relating to two million one hundred thousand (2,100,000) shares of the Company's common stock, par value $.01 per share (the "Registered Shares"), which may be issued pursuant to the Brooktrout, Inc. 2001 Stock Option and Incentive Plan, the Brooktrout, Inc. Second Amended and Restated 1992 Stock Purchase Plan and the Brooktrout, Inc. 1999 Incentive Plan, as amended (together, the "Plans").

         As counsel for the Company, I have examined copies of each Plan, the Registration Statement, and the Company's Restated Articles of Organization, as amended, and Amended and Restated By-laws, each as presently in effect, such records of the corporate proceedings of the Company as deemed to be material and such other certificates, receipts, records, and other documents as I have deemed necessary or appropriate for the purposes of this opinion.

         I am an attorney admitted to practice in the Commonwealth of Massachusetts. I express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the Commonwealth of Massachusetts, and also express no opinion with respect to the blue sky or securities laws of any state, including Massachusetts.

         Based on the foregoing, I am of the opinion that, when the Registered Shares are sold and paid for pursuant to the terms of the Plans, the Registered Shares will be duly authorized, validly issued, fully paid and non-assessable by the Company under the Business Corporation Law of the Commonwealth of Massachusetts.

         The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

         I hereby consent to being named as counsel to the Company in the Registration Statement and to the inclusion of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,

                                           /s/  Natalie J. Muecke

                                           Natalie J. Muecke
                                           Corporate Counsel and Assistant Clerk